HUNTINGTON STRATEGY SHARES

DISTRIBUTION PLAN

AMENDED AND RESTATED AS OF AUGUST 19, 2014

This Plan constitutes the Distribution Plan (“Plan”) of HUNTINGTON STRATEGY SHARES, a Delaware statutory trust (the “Trust”), with respect to shares (“Shares”) of those certain series of the Trust (the “Funds”) set forth in an exhibit hereto.

1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (“Act”), to authorize the Trust to make payments as contemplated herein, in conjunction with the distribution of Shares.

2. This Plan is designed to finance activities of financial institutions, including those of SEI Investments Distribution Co. (“SEI”), that are principally intended to result in the sale of Shares, and include: (a) providing incentive to financial institutions, such as broker/dealers (“Financial Institutions”) to sell Shares and to provide distribution-related services to the Funds and their shareholders; (b) paying for the costs incurred in conjunction with advertising and marketing of Shares, including expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders or Financial Institutions; and (c) other costs incurred in the implementation and operation of the Plan. In compensation for services provided pursuant to this plan, SEI, as agent for the Trust, will direct payments to Financial Institutions with respect to the Funds as set forth in the exhibit hereto. Such fees will be accrued daily and paid at least monthly. The Financial Institutions that are selected will provide distribution-related services pursuant to a Sales and Services Agreement between SEI and the Financial Institution.

3. Any payments SEI directs, as agent for the Trust, to Financial Institutions in accordance with this Plan will be made pursuant to the Distributor’s Contract entered into by the Trust and SEI.

4. SEI and the Funds have the right (i) to select, in their sole discretion, the Financial Institutions to participate in the Plan and (ii) to terminate without cause and in their sole discretion any agreement entered into by them and the Financial Institutions.

5. Quarterly in each year that this Plan remains in effect, SEI and the Funds shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

6. This Plan shall become effective with respect to each Fund as of the dates indicated in the exhibit hereto, provided that, as of that date, the Plan shall have been approved with respect to that Fund by majority votes of the Trust’s Board of Trustees, including the Trustees who are not “interested persons” of the Trust, as defined in the Act and have no direct or indirect financial interest in the operation of this Plan or and related agreement to this Plan (“Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on the Plan. If this Plan is adopted with respect to a Funds after any public offering of the Shares of that Fund or the sale of Shares of that Fund to persons who are not affiliated persons of the Trust, affiliates of such affiliated persons, promoters of the Trust, or affiliates of such promoters, then the Plan must also be approved by a majority of the outstanding voting securities of that Fund as defined in Section 2(a)(42) of the Act.

7. This Plan shall remain in effect with respect to each Fund for a period of one year from the effective date for that Fund as set forth on an exhibit hereto, and may be continued thereafter if this Plan is approved with respect to each Fund at least annually by a majority of the Trust’s Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

9. This Plan may not be amended in order to increase materially the costs which the Funds may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Funds as defined in Section 2(a)(42) of the Act.

10. This Plan may be terminated with respect to a particular Fund at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act.

11. While this Plan shall be in effect, (a) a majority of the Trustees of the Trust shall not be “interested persons” of the Trust, as defined in Section 2(a)(42) of the Act, (b) those directors who are not interested persons shall select and nominate any other Trustees who are not interested persons of the Trust, and (c) any person who acts as legal counsel for the Trustees who are not interested persons of the Trust shall be an independent legal counsel, as defined in Paragraph (a)(6) of Rule 0-1 under the Act.

12. All agreements with any person relating to the implementation of this Plan shall be in writing and shall comply with Rule 12b-1 under the Act. Any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 11 herein.

13. The name “Huntington Strategy Shares” and “Trustees of Huntington Strategy Shares” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated September 1, 2010, to which reference is hereby made, and a Certificate of Trust, a copy of which was filed on September 7, 2010, at the office of the Secretary of the State of Delaware, and to any and all amendments thereto so prepared, filed or hereafter filed. The obligations of “Huntington Strategy Shares” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.

14. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be signed on its behalf, all as of the day and year first above written.

THE HUNTINGTON STRATEGY SHARES

By:	/s/ R. Jeffrey Young
Print Name: R. Jeffrey Young
Title: Chief Executive Officer

EXHIBIT A

TO

HUNTINGTON STRATEGY SHARES

DISTRIBUTION PLAN

August 19, 2014

The following series of shares (“Funds”) of Huntington Strategy Shares (the “Trust”) (as defined under the Plan) shall participate in the Plan effective as of the dates set forth below:

NAME	DATE	FEES
		(as a percentage of average daily net asset value of shares of the applicable Class)
Huntington US Equity Rotation Strategy ETF	May 10, 2011	0.25
Huntington EcoLogical Strategy ETF	May 10, 2011	0.25

4